Exhibit 10.10
VALERO ENERGY CORPORATION

EXCESS PENSION PLAN

Amended and Restated December 31, 2011

i

VALERO ENERGY CORPORATION

EXCESS PENSION PLAN
The Valero Energy Corporation Excess Pension Plan (hereinafter referred to as the “Plan” or the “Excess Pension Plan”) was originally established effective January 1, 1995 for the purpose of providing benefits to those employees of Valero Energy Corporation and its participating subsidiaries (hereinafter collectively referred to as “Valero”) whose pension benefits under the Valero Energy Corporation Pension Plan (the “Basic Plan”) are subject to limitations under the Internal Revenue Code of 1986, as amended (the “Code”), or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of the Basic Plan.
The Plan is designed as an “excess benefit plan” as defined under §3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for those benefits provided in excess of section 415 of the Code. Benefits provided as a result of other statutory limitations are limited to a select group of management or other highly compensated employees. The Plan is not intended to constitute either a qualified plan under the provisions of Section 401(a) of the Code, or a funded plan subject to the funding requirements of ERISA.
The Plan was amended and restated effective January 1, 2008 to: (i) segregate the Plan into two (2) separate components, one (1) for the benefits of Participants who incurred a Separation from Service on or prior to December 31, 2004, which shall be evidenced and governed by the Grandfathered Plan, and one (1) for the benefits of Participants whose Separation from Service with the Company occurs on or after January 1, 2005; (ii) incorporate modifications and additional provisions in order to comply with section 409A of the Code; (iii) reflect the spin-off and transfer of liabilities relating to Eligible NuStar Employees into a separate plan maintained by NuStar; and

(iv) evidence certain other changes described herein. The Plan is hereby amended and restated effective as of December 31, 2011, to reflect certain amendments made since the previous restatement.

VALERO ENERGY CORPORATION
EXCESS PENSION PLAN

PART I
GRANDFATHERED PLAN

Notwithstanding any other provision of this Plan, the terms, conditions and provisions of the Grandfathered Plan (as defined in Part II, Section 1.13 of this Plan) shall be the sole and exclusive provisions which apply with respect to Participants who incurred a Separation from Service (and whose benefits hereunder had fully accrued and were fully vested as of their Separation from Service) on or prior to December 31, 2004, regardless of when the benefits of such Participants commence. The provisions of Part II of this Plan shall not apply to such Participants.
PART II
CURRENT PLAN

The terms, conditions and provisions of this Part II shall apply with respect to Participants whose Separation from Service with the Company occurred, or occurs, on or after January 1, 2005 (except for Eligible NuStar Employees, whose benefit liabilities under the Plan were transferred to the NuStar Excess Pension Plan, as described in Section 11.8).

SECTION 1. DEFINITIONS
All defined terms used in the Pension Plan shall have the same meanings provided therein for purposes of this Plan except as modified below.
1.1    “Change in Control” means the occurrence of one or more of the following events:

(a)
Change in Ownership of Valero. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code section 409A), of ownership of stock of Valero that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Valero.

(b)	Change in Effective Control of Valero. Either of the following:

(i)
The acquisition, during any 12-month period, by any one person, or more than one person acting as a group (within the meaning of Code section 409A), of stock of Valero comprising thirty percent (30%) or more of the total voting power of the stock of Valero; or

(ii)
The replacement, during any 12-month period, of a majority of the members of the Board of Directors with directors whose appointment or election is not endorsed by the majority of the members of the Board of Directors before the date of such appointment or election.

(c)
Change in Ownership of a Substantial Portion of Valero's Assets. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code section 409A), during the 12 month period ending on the date of the most recent acquisition by such person or persons, of assets of Valero that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Valero immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of Valero, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The provisions of this Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code section 409A and the regulations and additional guidance thereunder.

1.2	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.3	“Committee” shall mean the Valero Benefit Plans Administrative Committee.

1.4	“Company” shall include the Employer and any Affiliated Employer as such terms are respectively defined in the Pension Plan.

1.5	“Considered Compensation” shall mean Considered Compensation as such term is defined in the Pension Plan, but determined without regard to the Compensation Limit.

1.6
“Compensation Limit” shall mean the maximum annual compensation allowed to be taken into account under the Pension Plan for any Plan Year pursuant to the provisions of Code section 401(a)(17), or any successor provision thereto.

1.7
“Credited Service” shall have the meaning provided under the Pension Plan, except that Credited Service shall not include any period for which a Participant has received a payment hereunder, under the SERP, under the NuStar Excess Pension Plan, or under the NuStar SERP.

1.8
“Former Eligible NuStar Employees” shall mean (a) individuals who, as of July 1, 2006, were employees of Valero GP, LLC, as well as any other individuals who transferred from the Company to NuStar on or before December 22, 2006; and (b) individuals who are identified on the list of Former Eligible NuStar Employees attached to this Plan as Exhibit “A”.

1.9	“Employee” shall mean any individual who is characterized on the internal payroll records of the Company as an employee.

1.10
“Equivalent Actuarial Value” shall mean equality in value of the aggregate amounts expected to be received under different forms of payment based on the same mortality and interest rate assumptions. For this purpose, the mortality and interest rate assumptions used in computing benefits under the Pension Plan will be used.

1.11	“Excess Pension Plan” or “Plan” shall mean the Valero Energy Corporation Excess Pension Plan, as evidenced hereby.

1.12
“Final Average Monthly Earnings” shall mean Final Average Salary as such term is defined in the Pension Plan, but determined without regard to the Compensation Limit, and inclusive of amounts that would otherwise be excluded because of having been contributed to a Plan of Deferred Compensation.

1.13
“Grandfathered Plan” shall mean all of the terms and provisions of the Valero Energy Corporation Excess Pension Plan as in effect on October 3, 2004, which said provisions are attached hereto as Addendum 1, and are hereby incorporated in this Plan by reference with respect to Participants who incurred a Separation from Service, and whose benefits hereunder had fully accrued and were fully vested on or prior to December 31, 2004, as provided for in Part I of this Plan.

1.14	“NuStar” shall mean NuStar GP, LLC, formerly known as Valero GP, LLC.

1.15	“NuStar Excess Pension Plan” shall mean the NuStar Excess Pension Plan, as amended from time to time, or any successor plan.

1.16	“NuStar SERP” shall mean the NuStar Supplemental Executive Retirement Plan, as amended from time to time, or any successor plan.

1.17	“Participant” shall mean an Employee who meets the eligibility criteria of, and is a participant in, this Plan.

1.18	“Pension Plan” shall mean the Valero Energy Corporation Pension Plan, as amended from time to time, or any successor defined Benefit pension plan.

1.19
“Plan of Deferred Compensation” shall mean (a) the Valero Energy Corporation Deferred Compensation Plan, as amended, any successor, alternative or additional nonqualified deferred compensation plan maintained by the Company, and (b) any Code section 125 cafeteria plan or Code section 401(k) cash or deferred arrangement maintained by the Company.

1.20	“Separation from Service” shall mean a separation from service within the meaning of Code section 409A.

1.21	“SERP” shall mean Valero Energy Corporation Supplemental Executive Retirement Plan, as amended from time to time, or any successor plan.

1.22	“Trust” shall mean the Valero Energy Corporation Excess Pension Plan Trust as is created by the terms and conditions of said Trust and as may be amended from time to time.

1.23	“Valero” shall mean Valero Energy Corporation, or any successor entity.

SECTION 2. PARTICIPATION - §415(b) BENEFIT PLAN COMPONENT

2.1    Conditions of Eligibility and Participation.

(a)
Except as otherwise provided herein, each Employee actively participating in the Pension Plan whose benefit under the Pension Plan would exceed the annual addition limitations of Code section 415(b) but for the limitations provided in the Pension Plan, shall automatically become a Participant in the §415(b) benefit plan component of this Plan as of the date it is determined that such excess benefit applies.

(b)
Notwithstanding paragraph (a) above, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §415(b) benefit plan component of the Plan, except to the extent such collective bargaining agreement expressly provides for participation in the Plan.

(c)
Additionally, effective as of July 1, 2006, Employees of NuStar ceased to be eligible to participate in this Plan or accrue any additional benefits hereunder. Additionally, the benefit obligations relating to Former Eligible NuStar Employees were transferred to the NuStar Excess Pension Plan as provided for in Section 11.8 hereof.

2.2    Special Rule.
Any Employee actively participating in the SERP, or any other plan designed to provide a benefit with respect to the limitations under Code §415(b) similar to the benefit provided under this Plan, shall not be eligible to participate in the §415(b) benefit plan component of this Plan.
2.3    Forfeiture.
Notwithstanding anything herein to the contrary, a Participant who is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to Valero (all as determined by the Committee in its sole discretion), shall, at the discretion of the Committee, forfeit any and all benefits hereunder, and such Participant shall have no right to any future benefit payments hereunder. The determination of the nature of a Participant's discharge shall, for purposes of this Plan, be made by the Committee in its sole and absolute discretion, and such determination shall be final and binding on all parties.
SECTION 3. PARTICIPATION - §401(a)(17) BENEFIT PLAN COMPONENT

3.1    Conditions of Eligibility and Participation.

(d)
Except as otherwise provided herein, each Employee whose Considered Compensation exceeds the Compensation Limit shall become a Participant in the §401(a)(17) benefit plan component of the Plan as of the first date of such excess

Considered Compensation.

(e)
Notwithstanding paragraph (a) above, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §401(a)(17) benefit plan component of the Plan, except to the extent such collective bargaining agreement expressly provides for participation in this Plan.

(f)
Notwithstanding Section 3.1(a) above, effective as of July 1, 2006, Employees of NuStar ceased to be eligible to participate in this Plan or accrue additional benefits hereunder. Additionally, the benefit obligations relating to Former Eligible NuStar Employees were transferred to the NuStar Excess Pension Plan as provided for in Section 11.8 hereof.

3.2    Special Rule.
Any Employee actively participating in the SERP, or any other plan designed to provide the same or similar benefit with respect to the Compensation Limit as is provided under this Plan shall not be eligible to participate in the §401(a)(17) benefit plan component of this Plan.
3.3    Forfeiture.
Notwithstanding anything herein to the contrary, a Participant who is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, shall, at the discretion of the Committee, forfeit any and all benefits hereunder, and such Participant shall have no right to any future benefit payments hereunder. The determination of the nature of a Participant's discharge shall, for purposes of this Plan, be made by the Committee, and such determination shall be final and binding on all parties.
SECTION 4. AMOUNT OF BENEFIT - TRADITIONAL FORMULA

4.1
Amount of Benefit. For Participants whose Pension Plan benefit is calculated and determined under Article 4 of the Pension Plan, the benefit payable under this Plan shall, subject to the provisions of Sections 4.2 and 4.3, be an amount equal to “x” minus “y”, where:

— x is equal to 1.6 percent of a Participant's Final Average Monthly Earnings multiplied by his/her number of years of Credited Service; and
— y is equal to such Participant's Pension Plan benefit that is, or would be, payable at such time as benefit payments commence under this Plan.
Notwithstanding any other provision of this Plan, for purposes of calculating a Participant's benefit hereunder, Credited Service shall not include any period of service with the Company for which the Participant received, or has commenced and is receiving, a benefit under this Plan, the SERP, the NuStar Excess Pension Plan or the NuStar SERP. The benefits payable hereunder shall be calculated as the Participant's Accrued Benefit payable at Normal Retirement, determined as if the Participant commenced payment of the Participant's Pension Plan benefit at the same time as benefits are paid, or commence hereunder (regardless of whether the Participant commences his/her Pension Plan benefit at such time). A Participant's benefit under this Plan shall not be recalculated or re-determined in the event that the Participant actually commences payment of his/her Pension Plan benefit at a different time.

4.2
Early Retirement Factors; Modification of Benefit Calculation. If a Participant's Plan benefit commences prior to his Normal Retirement Date, the Plan benefit payable to such Participant shall be determined by applying the early retirement reduction factors contained in the schedule of such factors set forth in the Pension Plan. Additionally, the benefit payable hereunder shall be reduced by the Equivalent Actuarial Value increase in the amount of the Pension Plan benefit and/or Prior Pension Plan benefit as the result of increases in the amount of maximum benefits payable from qualified plans in accordance with Code section 415.

4.3
Additionally, the Committee shall have the right to modify the calculation of Amount “x”, identified in Section 4.1, as to any Participant as it may desire from time to time; provided, however, that any such modification shall not result in a reduction of Amount “x” below the basic level provided in Section 4.1, and shall not affect the timing of the payment, or the form, of benefits hereunder.

SECTION 4A. AMOUNT OF BENEFIT - CASH BALANCE FORMULA

4A.1
Amount of Benefit. For Participants whose Pension Plan benefit is calculated and determined under Article 4A of the Pension Plan, the benefit payable under this Plan in the form of a lump sum payment shall be an amount equal to “x” minus “y”, where:

- x is equal to the accumulated Account Balance which the Participant would be entitled to receive under Article 4A of the Pension Plan without regard to the limitations imposed by Code Sections 415 and 401(a)(17); and
- y is equal to the Participant's accumulated Account Balance under Article 4A of the Pension Plan that is, or would be, payable under the terms of the Pension Plan at such time as benefit payments commence under this Plan
Notwithstanding any other provision of this Plan, for purposes of calculating a Participant's benefit hereunder, Account Balance shall not include any Pay Credits corresponding to a period of service with the Company for which the Participant received, or has commenced and is receiving, a benefit under this Plan or the SERP. A Participant's benefit under this Plan shall not be recalculated or re-determined in the event that the Participant actually commences payment of his/her Pension Plan benefit at a different time.

4A.2
Modification of Benefit Calculation. The Committee shall have the right to modify the calculation of amount “x” identified in Section 4A.1, as to any Participant as it may desire from time to time; provided, however, that any such modification shall not result in a reduction of amount “x” below the basic level provided for in Section 4A.1, and shall not affect the timing of the payment or the form, of benefits hereunder.

SECTION 5. VESTING

5.1	Vesting. A Participant's benefits under this Plan shall vest concurrently with the vesting of the Participant's benefits under the Pension Plan.
SECTION 6. PROVISIONS REGARDING PAYMENT OF BENEFITS
6.1    Form and Time of Payment.
Except as otherwise specifically provided herein, effective for benefit payments commencing on or after January 1, 2008, benefits shall be made in a single lump sum payment (i.e., the single sum payment of the monthly life annuity payable at Normal Retirement Date) as of the Participant's Separation from Service. Such lump sum amount shall be calculated as of the Participant's Separation from Service by the actuary for the Pension Plan applying actuarial factors used under the Pension Plan, and shall be made as soon as reasonably practical following the Participant's Separation from Service and, in any event, within 90 days thereafter.
6.2    Special Provision for Vested Terminated Participants.
Notwithstanding any other provision of this Plan, for Participants who incurred a Separation from Service on or after January 1, 2005 and prior to January 1, 2008, but had not commenced the receipt of benefit payments hereunder as of January 1, 2008, the benefits hereunder shall be made in a single lump sum payment (i.e., the single sum payment of the monthly life annuity payable at Normal Retirement Date) as of a date, on or after January 1, 2009, selected by the Participant on an election form provided by Valero (and if no such election is made by the Participant within the election period prescribed by Valero, which election period shall end prior to December 31, 2008, such lump sum payment shall be made on, or as soon as administratively practical after January 1, 2009, and, in any event within 90 days after such date). Such lump sum payment shall be calculated as of the date of payment, by the actuary for the Pension Plan applying actuarial factors used under the Pension Plan.
6.3    Application of Code Section 409A Transition Relief Provisions.
Notwithstanding any other provision of this Plan, between January 1, 2005 and December 31, 2008, the Plan was administered in compliance with the applicable transition relief provided by the U.S. Treasury Department and the Internal Revenue Service under applicable guidance, including Notice 2005-1, the Temporary Regulations issued under Code section 409A, Notice 2007-78, and Notice 2007-86. Specifically, but without limitation, Participants who incurred a Separation from Service with the Company between January 1, 2005 and

December 31, 2008, and who commenced their Pension Plan benefits prior to January 1, 2008, received, or commenced, their benefits hereunder at the time and in the form provided for under the Grandfathered Plan.
6.4    Delay of Certain Payments.
With respect to any Participant who is a “specified employee”, as defined in Code section 409A and the regulations and rulings issued hereunder, any benefit that becomes payable by reason of such Participant's Separation from Service shall not commence prior to the date that is six (6) months following such Participant's Separation from Service (except to the extent that the payment of such benefit is not subject to Code section 409A, or is subject to an exception to such delay in payment). Such delayed payment shall be made in a single lump sum payment as soon as reasonably practical following the expiration of such 6 month delay period (and in any event within 90 days thereof) and shall be calculated as of the Participant's Separation from Service by the actuary for the Pension Plan applying actuarial factors used under the Pension Plan. The provisions of this Section 6.4 shall not apply (a) with respect to any benefit that becomes payable as the result of a reason other than the Participant's Separation from Service, or (b) if, at the time of such Participant's Separation from Service, no stock of the Company is publicly traded on an established securities market or otherwise.
SECTION 7. DEATH BENEFIT
7.1    Death Benefit.
In the event that a Participant with a vested, accrued benefit hereunder dies while in the employ of the Company and prior to the payment of his/her benefit, the surviving spouse of such Participant, or (if the Participant is not married at the time of his/her death) the Beneficiary designated by the Participant under the Pension Plan, shall be entitled to receive a death benefit hereunder. The amount of such death benefit shall equal: (a) the preretirement death benefit as calculated under the Pension Plan without regard to the annual addition limitations of Code section 415 or the Compensation Limit, less (b) the preretirement death benefit payable under the Pension Plan. Such death benefit shall be paid in the form of a single lump sum payment (i.e., the single sum payment of the monthly life annuity payable at Normal Retirement Date) as soon as administratively practical following the Participant's death (and in any event within 90 days thereof), and shall be calculated by the actuary for the Pension Plan applying actuarial assumptions used under the Pension Plan.
SECTION 8. ADMINISTRATION
8.1    Committee.
The Plan will be administered by the Committee.

8.2    Powers of the Committee.
The Committee will have the exclusive responsibility for the general administration of this Plan according to the terms and provisions of this Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

a.	to make rules and regulations for the administration of this Plan;

b.	to construe all terms, provisions, conditions and limitations of this Plan;

c.	to correct any defect, supply any omission or reconcile any inconsistency that may appear in this Plan;

d.	to determine all controversies relating to the administration of this Plan, including but not limited to:

1.	differences of opinion arising between a Company and a Participant;

2.	any question it deems advisable to determine in order to promote the uniform administration of this Plan for the benefit of all interested parties; and

3.
delegating powers of investment and administration, as well as those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of this Plan.

8.3    Committee Discretion.
The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan may use its sole discretion and judgment. Any decision made or any act or omission, by the Committee in good faith shall be final and binding on all parties and shall not be subject to de novo review.
8.4    Reliance Upon Information.
The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company's legal counsel, the Plan's actuary, the Company's independent accountants, or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.
8.5    Binding Arbitration.
Any claims relating to or arising out of this Plan of any nature whatsoever shall be submitted to, and settled by, mandatory and final arbitration in accordance with the provisions of the Valero Energy Corporation Dialogue dispute resolution program.

SECTION 9. AMENDMENT AND TERMINATION
9.1    Amendment and Termination.
Valero reserves the right, in its sole discretion, to terminate, suspend or amend this Plan, at any time and from time to time, in whole or in part for whatever reason it may deem appropriate. However, no such termination, suspension or amendment of this Plan shall result in the acceleration of the payment of any benefit hereunder, nor shall any such termination, suspension or amendment alter, impair or void any Participant's (or Beneficiary's) right with respect to a benefit which was accrued and vested under the Plan as of the date of such termination, suspension or amendment except such benefits as are voluntarily forfeited by a Participant. In the event of termination of the Plan, all unvested benefits shall immediately forfeit.
SECTION 10. CHANGE IN CONTROL
10.1    Effect of Change in Control.
In the event of a Change in Control, the accrued benefit of all Participants in the Plan shall immediately become fully vested. Additionally, the Committee may, within the period beginning thirty (30) days prior to the effective date of the Change in Control, and ending twelve (12) months after the effective date of the Change in Control, make an irrevocable decision to terminate the Plan (and all deferred compensation plans maintained by Valero which must be aggregated with the Plan under Code section 409A) and distribute all benefits to Participants. In the event of such termination following a Change in Control, the accrued benefits of each Participant (determined as of the date of Plan termination and calculated in the manner provided for in this Plan) shall be distributed in the form of a lump sum payment within twelve (12) months following the termination of this Plan. In the absence of such Plan termination, a Change in Control shall not alter the time or manner of the payment of benefits hereunder, and all benefits shall be paid at the time and in the manner as they would otherwise be paid in accordance with the provisions of this Plan.
SECTION 11. GENERAL
11.1    No Employment Rights.
Nothing contained in this Plan shall be construed as a contract of employment between the Employer and an Employee, or as a right of any employee to be continued in the employment of the Employer or as a limitation of the right of the Employer to discharge any Employee, with or without cause.
11.2    Forfeiture and Obligation to Repay for Competition.
If the Committee finds, after consideration of the facts presented on behalf of the Company and a Participant, that the Participant, at any time within two years following his termination of employment from all Companies and without written consent of a Company, directly or indirectly owned, operated, managed, controlled or participated in the ownership (other than through mere ownership of less than 5% of the voting securities of a publicly traded entity), management, operation or control of or was employed by, or was paid as a consultant or independent contractor by a business which competes with the Company, and if the Participant continues to be so engaged sixty (60) days after written notice is given to him/her: (a) the Participant shall, upon the demand of the Committee, repay to Valero the full amount of the payment(s) previously made to the Participant hereunder; or (b) if the Participant has not yet received the payment of his vested Accrued Benefit, the Participant shall forfeit any rights under this Plan and shall not be entitled to receive any benefit hereunder.
11.3    Assignment.
To the maximum extent permitted by law, no benefit under this Plan shall be assignable or in any manner subject to alienation, sale, transfer, hypothecation, claims, pledge, attachment or encumbrance of any kind. Notwithstanding the preceding sentence, however, this provision shall not effect the right of the Committee (upon the determination that a judgment, decree or order relating to child support, alimony payments or marital property rights of the spouse, former spouse, child or other dependent of the Participant is a “Qualified Domestic Relations Order” within the meaning of Code section 414(p)), to distribute or establish a separate subaccount of all or any portion of a Participant's benefits under the Plan to or for the benefit of the beneficiary of the Qualified Domestic Relations Order in a manner permitted under the Plan.
11.4    Withholding Taxes.
The Company shall have the right to deduct from all payments made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of the Company or any Company, whether or not the Company or any Company shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes. Without limitation of the foregoing, and except as may otherwise be provided in any separate employment, severance or other agreement between the Participant and any Company, the individual Participant or Surviving Spouse, as the case may be, shall be solely responsible for payment of any excise, income or other tax imposed (i) upon any payment hereunder which may be deemed to constitute an “excess parachute payment” pursuant to Code section 4999, (ii) under a theory that any additional or excise tax is required under Code section 409A, or (iii) under a theory of “constructive receipt” of any lump sum or other amount hereunder.
11.5    Rules and Regulations.
The Committee may adopt rules and regulations to assist in the administration of the Plan.

11.6    Administration and Interpretation Consistent with Code Section 409A.
The Plan, as amended and restated, is intended to satisfy the requirements of Code section 409A and the rules and regulations issued thereunder, and shall be construed, interpreted and administered consistent with such intent.
11.7    Law Applicable.
The Plan is established under and will be construed in accordance with and governed by the laws of the State of Texas.
11.8    Spinoff Plan.
All benefits accrued under this Plan with respect to Former Eligible NuStar Employees were, in connection with the spin-off of Valero's equity interest in NuStar and/or the transfer of such employees from the Company to NuStar, spun off and transferred to the NuStar Excess Pension Plan. Effective as of July 1, 2006, NuStar established what is now known as the NuStar Pension Plan, a defined benefit pension plan qualified under Code section 401(a), which will provide benefits to eligible employees of NuStar with respect to service earned by eligible employees of NuStar and its participating affiliated companies from and after July 1, 2006. Additionally, from and after July 1, 2006, NuStar ceased being a participating subsidiary under this Plan. It is the intent of Valero and NuStar that the NuStar Excess Pension Plan assumed the current liabilities of this Plan with respect to Former Eligible NuStar Employees, and shall provide a single supplemental benefit to such employees that is based on the benefits such Participant receives under the Valero Pension Plan, as well as the NuStar Pension Plan. Unless and except to the extent that a Former Eligible NuStar Employee is reemployed by the Company and, thereafter, becomes a Participant hereunder with respect to such reemployment, this Plan shall have no liability of any kind to any Former Eligible NuStar Employee, and all Former Eligible NuStar Employees shall look solely to NuStar and the NuStar Excess Pension Plan for benefits previously accrued hereunder.
IN WITNESS WHEREOF, Valero has executed this amendment and restatement of the Excess Pension Plan on         , 2011, to be effective as of December 31, 2011.
VALERO ENERGY CORPORATION

By:     ____________________________